CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Ultimus Managers Trust and to the use of our report dated September 21, 2017 on the financial statements and financial highlights of Kempner Multi-Cap Deep Value Equity Fund, a series of shares of beneficial interest in Ultimus Managers Trust. Such financial statements and financial highlights appear in the July 31, 2017 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
November 28, 2017